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                                                                    EXHIBIT 15.1

                    LETTER RE: UNAUDITED INTERIM INFORMATION


The Board of Directors and Stockholders
Fritz Companies, Inc.,


With respect to Amendment No. 1 to the Registration Statement filed by United Parcel Service, Inc., on Form S-4 (No. 333-58268) we acknowledge our awareness of the incorporation by reference therein of our reports dated September 28, 2000, January 8, 2001 and April 11, 2001 related to our reviews of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.


/s/ KPMG LLP
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San Francisco, California
April 23, 2001